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IDS Life Investment Series, Inc.
File No. 2-73115/811-3218

                           EXHIBIT INDEX

Exhibit 1:        Articles of Incorporation as amended November 10,
                  1994.

Exhibit 5(d): Addendum to Investment Advisory Agreement between IDS life and American Express Financial
                  Corporation for IDS Life International Equity
                  Fund, dated January 1, 1995.

Exhibit 11:       Independent Auditor's Consent.

Exhibit 17:       Financial Data Schedule.